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                                                                     EXHIBIT 5.1

                       [Letterhead of Cooley Godward LLP]

January 4, 2000


BOLDER Technologies Corporation
4403 Table Mountain Parkway
Golden, Colorado  80403

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by BOLDER Technologies Corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the registration of up to 195,000 shares of the Company's Common Stock, $.01 par value (the "Warrant Shares") issuable upon exercise of the Warrant, dated December 16, 1999 (the "Warrant"), issued by the Company to the selling stockholder named in the Registration Statement (the "Selling Shareholder").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and Bylaws, as amended to date, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrant Shares have been duly and validly authorized for issuance upon exercise of the Warrant against payment therefor as provided in the Warrant and, when so issued, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP


By: /s/ James H. Carroll
    --------------------
        James H. Carroll



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